Exhibit (8)(T)

AMENDMENT TO FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment is entered into as of April 1, 2013, by and among Teachers Insurance and Annuity Association of America (the “Company”) on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A of the Agreement (as defined below) as may be amended from time to time, DFA Investment Dimensions Group Inc. (the “Fund”), a Maryland corporation, Dimensional Fund Advisors LP, a Delaware limited partnership (the “Adviser”), and DFA Securities LLC, a Delaware limited liability company (the “Underwriter”).

RECITALS

WHEREAS, the parties entered into a Participation Agreement dated April 6, 2011 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree to amend the Agreement as follows:

1. Amendment. Article 2 of the Agreement is amended to include the following:

Representations Related to the Commodity Exchange Act.

2.8 With respect to the Fund(s) listed in Schedule B of the Agreement that are available for investment by the Account, the Adviser represents that it has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, the Adviser represents that, with respect to the Fund(s) listed in Schedule B of the Agreement, it is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA. To the extent that the Adviser becomes no longer eligible to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, the Adviser agrees to provide the Company with prompt notice, in writing, of such change in regulatory status to the extent the notice is permitted under applicable laws, rules and regulations.

2. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

4. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. Facsimile signatures shall have the same effect as manual signatures. All counterpart signatures shall be construed together and shall constitute one agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and TIAA Separate Account VA-3

By its authorized officer

By:	/s/ Jason Creel
	Name:	Jason Creel
	Title:	Managing Director
	Date:	March 18, 2013

DFA INVESTMENT DIMENSIONS GROUP INC.

By its authorized officer

By:	/s/ Jeff J. Jeon
	Name:	Jeff J. Jeon
	Title:	Vice President
	Date:	4-1-13

DFA SECURITIES LLC

By its authorized officer

By:	/s/ Valerie A. Brown
	Name:	Valerie A. Brown
	Title:	Vice President
	Date:	04-03-13

DIMENSIONAL FUND ADVISORS LP

By: Dimensional Holdings Inc., its general partner

By:	/s/ Carolyn O
	Name:	Carolyn O
	Title:	Vice President
	Date:	4-3-13